Exhibit (a)(1)(E)

CONTACT:
Paul D. Baker
Comverse Technology, Inc.
paul.baker@cmvt.com
(212) 739-1060

Comverse Technology Announces The Commencement Of A Tender Offer For Its Zero Yield Puttable Securities (ZYPS SM ) Due May 15, 2023

NEW YORK, NY, April 16, 2008 — Comverse Technology, Inc. (Pink Sheets: CMVT.PK) today announced that it is commencing a cash tender offer (the “Offer”) for all holders of its outstanding Zero Yield Puttable Securities (ZYPS SM) Due May 15, 2023 (CUSIP No. 205862AK1 and 205862AL9) (the “Old ZYPS”) and New Zero Yield Puttable Securities (ZYPS SM) due May 15, 2023 (CUSIP No. 205862AM7) (the “New ZYPS” and collectively with the Old ZYPS, the “ZYPS”), upon the terms and conditions set forth in the Offer to Purchase and related Letter of Transmittal, each dated April 16, 2008.

Under the indentures governing the ZYPS, each holder of ZYPS has the right to require the company to repurchase for cash such holder’s ZYPS. Accordingly, the company is offering to purchase any and all of its outstanding ZYPS at a purchase price of $1,000 in cash for each $1,000 principal amount of ZYPS tendered. The Offer is scheduled to expire at 5:00 p.m., New York City time, on May 15, 2008, unless extended by the company. As of April 15, 2008, there was $419,494,000 aggregate principal amount of ZYPS outstanding.

The company has retained The Bank of New York Trust Company, N.A. to serve as the Depositary and D.F. King & Co., Inc. as the Information Agent for the Offer. Questions regarding the Offer and requests for documents in connection with the Offer may be directed to D.F. King & Co., Inc. at (800) 769-7666 (toll free) or, for banks and brokers, (212) 269-5550 (call collect).

This announcement is not an offer to buy or the solicitation of an offer to sell any ZYPS. The Offer for the ZYPS will be made solely by, and subject to the terms and conditions set forth in, a Schedule TO (including the Offer to Purchase, related Letter of Transmittal and other Offer documents) that is being filed by the company today with the Securities and Exchange Commission. The Schedule TO will contain important information and should be read carefully before any decision is made with respect to the Offer. The Offer to Purchase, Letter of Transmittal and other Offer documents are being delivered to holders of the ZYPS. Once the Schedule TO and other documents are filed with the SEC, they will be available free of charge on the SEC’s website at www.sec.gov.

As a result of (i) restatements of the company’s historical financial statements required to reflect the results of recently completed investigations by a special committee of the company’s Board of Directors (the “Special Committee”) relating to past stock option grant practices and related accounting matters, and other financial and accounting matters, including errors in the recognition of revenue related to certain contracts, errors in the recording of certain deferred tax accounts and the misclassification of certain expenses in earlier periods, and (ii) the ongoing evaluation of the company’s recognition of revenue based on the application of Statement of Position (SOP) 97-2, Software Revenue Recognition, as amended and interpreted, specifically relating to vendor specific objective evidence (“VSOE”), the company did not file its Annual Reports on Form 10-K for the fiscal years ended January 31, 2006, January 31, 2007 and January 31, 2008 and its Quarterly Reports for the fiscal quarters ended April 30, 2006, July 31, 2006, October 31, 2006, April 30, 2007, July 31, 2007 and October 31, 2007. In addition, the company previously announced that its prior financial statements and any related reports of its independent registered public accounting firm should no longer be relied upon.

About Comverse Technology, Inc.

Comverse Technology, Inc. is the world’s leading provider of software and systems enabling network-based multimedia enhanced communication and billing services. The company’s Total Communication portfolio includes value-added messaging, personalized data and content-based services, converged IP communications solutions, and real-time prepaid, postpaid and converged billing solutions. Over 500 communication and content service providers in more than 130 countries use Comverse products to generate revenue, and improve customer loyalty and operational efficiencies.

Other Comverse Technology subsidiaries include: Verint Systems (Pink Sheets: VRNT.PK), a leading provider of analytic software-based actionable intelligence solutions for security and business interaction intelligence; and Ulticom (Pink Sheets: ULCM.PK), a leading provider of service essential signaling solutions for wireless, wireline, and Internet communications.

For additional information, visit the Comverse Technology website at www.cmvt.com.

All product and company names mentioned herein may be registered trademarks or trademarks of Comverse or the respective referenced company(s).

Forward-Looking Statements

This release contains “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. There can be no assurances that any forward-looking statements will be achieved, and actual results could differ materially from forecasts and estimates. Important factors that could affect the company include: the results of the investigation of the Special Committee, of the Board of Directors concluded on January 28, 2008, of matters relating to the company’s stock option grant practices and other accounting matters; the impact of any restatement of financial statements of the company or other actions that may be taken or required as a result of such investigation or as result of the company’s VSOE evaluation; the company’s inability to file reports with the Securities and Exchange Commission; the effects of the delisting of the company’s Common Stock from NASDAQ and the quotation of the company’s Common Stock in the “Pink Sheets,” including any adverse effects relating to the trading of the stock due to, among other things, the absence of market makers; risks relating to the company’s ability to relist its Common Stock on NASDAQ; risks relating to alleged defaults under the company’s ZYPS indentures, including acceleration of repayment; risks of litigation (including the pending securities class action and derivative lawsuits and any potential civil injunctive action by the Securities and Exchange Commission) and of governmental investigations or proceedings arising out of or related to the company’s stock option practices or any other accounting irregularities or any restatement of the financial statements of the company, including the direct and indirect costs of such investigations and restatement; changes in the demand for the company’s products; changes in capital spending among the company’s current and prospective customers; the risks associated with the sale of large, complex, high capacity systems and with new product introductions as well as the uncertainty of customer acceptance of these new or enhanced products from either the company or its competition; risks associated with rapidly changing technology and the ability of the company to introduce new products on a timely and cost-effective basis; aggressive competition may force the company to reduce prices; a failure to compensate any decrease in the sale of the company’s traditional products with a corresponding increase in sales of new products; risks associated with changes in the competitive or regulatory environment in which the company operates; risks associated with prosecuting or defending allegations or claims of infringement of intellectual property rights; risks associated with significant foreign operations and international sales and investment activities, including fluctuations in foreign currency exchange rates, investments in auction rate securities, interest rates, and valuations of public and private equity; the volatility of macroeconomic and industry conditions and the international marketplace; the risk of declines in information technology spending; risks associated with the company’s ability to retain existing personnel and recruit and retain qualified personnel. The company undertakes no commitment to update or revise forward-looking statements except as required by law.

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